EXHIBIT (j)(1)(c)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 002-75106 on Form N-1A of our reports dated November 22, 2021, relating to the financial statements and financial highlights of Calvert Small-Cap Fund and Calvert Green Bond Fund, each a series of Calvert Impact Fund, Inc. (the “Corporation”), appearing in the Annual Report on Form N-CSR of the Corporation for the year ended September 30, 2021, and to the references to us under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

January 27, 2022